EXHIBIT 99.1

Monsanto Company 800 North Lindbergh Blvd St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Lori Fisher (314-694-8535)
Investors: Scarlett Lee Foster (314-694-8148)
Investors: Matthew Harbaugh (314-694-7867)

MONSANTO COMPANY REPORTS FINANCIAL RESULTS FOR PERIODS ENDED AUG. 31, 2003; ANNOUNCES MID-TERM STRATEGIC ACTIONS

St. Louis — Oct. 15, 2003

	8 Months	8 Months
	Ended	Ended
Financial Summary for Transition Period	Aug. 31,	Aug. 31,
($ in millions, except per share)	2003*	2002*	%chg

Net Sales	$3,373	$3,110	8%
Net Loss	$(23)	$(1,785)	NM
Diluted Loss per Share	$(0.09)	$(6.78)	NM

	Fourth	Fourth		Fiscal	Fiscal
Financial Summary	Quarter	Quarter		Year	Year
($ in millions, except per share)	2003*	2002*	%chg	2003*	2002*	%chg

Net Sales	$1,307	$1,190	10%	$4,936	$4,940	0%
Net Income (Loss)	$(188)	$(27)	NM	$68	$(1,756)	NM
Diluted Income (Loss) per Share	$(0.72)	$(0.10)	NM	$0.26	$(6.67)	NM

NM = Not Meaningful

* Monsanto recently changed its fiscal year-end from Dec. 31 to Aug. 31. Because of this change, we will report the eight-month “transition period” results in accordance with U.S. Securities and Exchange Commission rules in our next annual report (see first table above). We also are providing information reflecting the three-month and 12-month periods ended Aug. 31, 2003 and 2002 (see second table above). We will refer to these three-month and 12-month periods as the fourth quarter and fiscal year, respectively. Discussion in this news release will focus on the fourth quarter and fiscal year information.

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Highlights:

•	Sales for the 2003 fourth quarter improved by 10 percent, primarily because of increased branded corn seed sales and higher trait revenues for corn and soybeans.

•	Fiscal-year sales were relatively flat, with higher sales in the seeds and traits businesses offset by lower sales in the Roundup herbicide and selective chemistry businesses.

•	Free cash flow (as defined below) for fiscal year 2003 was $646 million, compared with $581 million in 2002. Components of free cash flow for 2003 and 2002, respectively, were: Net cash provided by operations of $1,128 million versus $855 million, and net cash required by investing activities of $482 million versus $274 million.

•	Monsanto plans to implement strategic initiatives to improve earnings growth.

Comment from Monsanto Chairman, President and Chief Executive Officer Hugh Grant:

“This is the first time we’re reporting results based on a fiscal year that synchronizes our results with the natural flow of the agricultural cycle in our major markets. Our fourth-quarter and fiscal-year 2003 results underscore the growth of our seeds and biotechnology traits businesses, while also demonstrating the strong cash-generating capabilities of our Roundup herbicide franchise.”

Fourth Quarter and Fiscal Year 2003 Performance Summary:

Net sales increased 10 percent to $1.3 billion in the fourth quarter primarily because of improved performance in our Latin American corn business and higher U.S. trait revenues for corn and soybeans.

For the fiscal year, net sales were relatively flat at $4.9 billion. Higher sales of corn seed and increased revenues from insect-protected and herbicide-tolerant corn traits were offset by lower sales of Roundup and selective chemistry in the United States.

Net income (loss) and per share results: Monsanto recorded a fourth-quarter 2003 net loss of $188 million, or a loss of 72 cents per share, compared with last year’s fourth-quarter net loss of $27 million, or a loss of 10 cents per share.

     Items affecting comparability in the fourth quarter of 2003 included:

•	A 96-cents-per-share charge associated with Monsanto’s contribution to the settlement of litigation in Anniston, Alabama

•	A 2-cents-per-share benefit from the reversal of restructuring charges

     Items affecting comparability in the fourth quarter of 2002 included:

•	Establishment of an Argentine bad-debt reserve of 38 cents per share

•	Charges of 19 cents per share for restructuring

•	An 8-cents-per-share gain from an asset sale in Japan

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For fiscal year 2003, Monsanto recorded net income $68 million, or 26 cents per share, compared to a net loss of $1.8 billion, or a loss of $6.67 per share, in fiscal year 2002.

     Items affecting comparability for fiscal year 2003 included:

•	A 96-cents-per-share charge associated with Monsanto’s contribution to the settlement of litigation in Anniston, Alabama

•	Net restructuring charges of 10 cents per share associated with the 2000 and 2002 plans

•	A 5-cents-per-share charge related to asset retirement

     Items affecting comparability in fiscal year 2002 included:

•	A $6.92-per-share charge for goodwill impairment

•	Restructuring charges of 54 cents per share

•	Establishment of an Argentine bad-debt reserve of 38 cents per share

•	An 8-cents-per-share gain from an asset sale in Japan

Operating costs: The company continued efforts to manage its research-and-development (R&D) and selling, general and administrative (SG&A) costs. For the year, R&D expenses declined by 7 percent, and SG&A expenses were relatively flat.

Cash flow: Free cash flow represents the total of cash flows from operations and investing activities. Net cash provided by operations was $1,128 million, compared with $855 million in 2002. Net cash required by investing activities was $482 million, compared with $274 million in 2002. As a result, free cash flow improved by $65 million, from $581 million in 2002 to $646 million in 2003.

Mid-Term Strategic Actions:

In addition to announcing its fourth quarter and fiscal year results today, Monsanto also outlined plans to continue to reduce the costs associated with its agricultural chemistry business as that sector matures globally. Concurrently, the company will further concentrate its resources on its seeds and biotechnology traits businesses.

Specifically, these plans include: (1) Reducing costs associated with its Roundup herbicide business, (2) Exiting the European breeding and seed business for wheat and barley; and (3) Discontinuing our plant-made pharmaceuticals program.

These plans are expected to produce aftertax savings of approximately $80 million to $95 million in fiscal year 2005, and approximately $90 million to $105 million in fiscal year 2006, with continuing savings going forward. The actions will require charges of up to $155 million aftertax, or 59 cents per share in fiscal year 2004. Decisions surrounding the European wheat and barley business will also require a re-evaluation for potential impairment of goodwill related to our global wheat business. Goodwill for this business is currently recorded at roughly $80 million pretax. The company also expects these actions will lower its SG&A costs as a percent of sales to the high teens by the end of fiscal year 2006.

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As a result of these actions, management expects the growth rate for reported earnings to increase at a compounded annual growth rate of approximately 10 percent in fiscal years 2005 and 2006. Monsanto’s current global work force of 13,200 is expected to be reduced in the range of 7 percent to 9 percent by the end of fiscal year 2004.

Comment from Hugh Grant:

“Following on our solid results for fiscal year 2003, we are announcing today plans designed to accelerate earnings growth during the next several years. We plan to reduce costs, sharpen our focus on the growth segment of agriculture, and accelerate Monsanto’s strategic evolution to a company led by its strengths in seeds and traits.

“By aligning our costs with our expectations for the glyphosate herbicide market, we believe the Roundup franchise can continue to be a significant and sustainable source of cash generation for Monsanto.

“The progress in our R&D pipeline also gives us the flexibility to scale back on certain projects in order to focus on those that have the best commercial potential. Because we have a robust pipeline, we can make these tradeoffs and maintain our overall R&D leadership position and our first-mover advantage.”

Seeds and Genomics Segment Detail

	Fourth	Fourth		Fiscal	Fiscal
Product sales	Quarter	Quarter		Year	Year
($ in millions)	2003	2002	%chg	2003	2002	%chg

TOTAL seeds and genomics	$258	$72	258%	$1,905	$1,560	22%

The Seeds and Genomics segment consists of the global seeds and related trait business, and genetic technology platforms.

Fourth-quarter net sales of $258 million for the Seeds and Genomics segment increased substantially compared with sales in the fourth quarter of fiscal year 2002. This improvement was driven by the actions taken last year in Latin America by Monsanto management as well as improved economic conditions there. Higher revenues from the company’s YieldGard insect-protected corn and Roundup Ready herbicide-tolerant corn and soybean traits in the United States also contributed to the quarter-over-quarter improvement. For the 12-month comparison, the improvement was driven primarily by the same factors mentioned above, and by higher revenues for stacked Roundup Ready and Bollgard insect-protected cotton traits.

EBIT (earnings (loss) before cumulative effect of accounting change, interest, and income taxes) for the Seeds and Genomics segment improved by $183 million in the fourth quarter, to a loss of $145 million from a loss of $328 million in the comparable 2002 period. On a fiscal year basis, the Seeds and Genomics segment was EBIT-positive for the first time. In fiscal year 2003, EBIT improved to $183 million, from a loss of $302 million in 2002. The major factors for the improvement in both periods were higher overall sales of seeds and traits, and lower corn seed returns in Latin America. (For reconciliation of EBIT, see note 5.)

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Agricultural Productivity Segment Detail

	Fourth	Fourth		Fiscal	Fiscal
Product sales	Quarter	Quarter		Year	Year
($ in millions)	2003	2002	%chg	2003	2002	%chg

Roundup and other glyphosate-based agricultural herbicides	$708	$774	(9)%	$1,804	$2,107	(14)%
All other agricultural productivity products	$341	$344	(1)%	$1,227	$1,273	(4)%
TOTAL agricultural productivity	$1,049	$1,118	(6)%	$3,031	$3,380	(10)%

The Agricultural Productivity segment consists primarily of crop protection products, the lawn-and-garden herbicide business, and the company’s animal agricultural business.

Net sales in the Agricultural Productivity segment declined by $69 million in the quarter and $349 million for the year, primarily as a result of lower sales of branded Roundup and selective herbicides, particularly in the United States.

EBIT (earnings before cumulative effect of accounting change, interest and income taxes) declined by $429 million for the fourth quarter of 2003, to a loss of $137 million from $292 million in the same period last year. The primary reason for the decline in the quarter was Monsanto’s contribution to the litigation settlement, which was charged to this business segment. For the year, EBIT for this segment declined $439 million, driven primarily by the contribution to the litigation settlement, and by lower volumes and prices of branded Roundup in the post-patent U.S. market. (For reconciliation of EBIT, see note 5.)

Other Items of Note:

On Oct. 14, the company’s Board of Directors unanimously elected Hugh Grant as the company’s chairman of the board. Grant will retain his responsibilities as president and chief executive officer of Monsanto. Former board chairman Frank V. AtLee will continue to serve as a member of the board. In addition, the chairman of the board’s nominating and corporate governance committee, Robert J. Stevens, will serve in the new capacity of presiding director and will preside at non-management executive sessions of the board. The executive committee of the board is comprised of Grant, Stevens, and William U. Parfet, who serves as the chairman of the board’s audit and finance committee.

Also on Oct. 14, Monsanto and Bayer announced the resolution of issues between them regarding several biotechnology patent disputes. The resolution included cross licensing of enabling technologies for herbicide-tolerant crops, and the granting of royalty-bearing licenses for one another’s technologies for insect-protected crops.

Other supplemental data to this news release, including slides that accompany the company’s financial results conference call, can also be found in the Financial Reports section under the investor information page of the company’s web site at: www.monsanto.com.

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Outlook Comment from Hugh Grant:

“In fiscal year 2004, we’ll continue to focus on the growth prospects available in the seeds and technology traits sector of the agricultural industry. We’ll also strike a balance between streamlining the infrastructure for our Roundup business while maintaining a high level of customer service as we intend to sustain this franchise as a significant cash generator for some time.”

2004 Earnings and Free Cash Flow Guidance:

The company’s EPS guidance for fiscal year 2004 is in the range of $1.40 to $1.50, excluding the effect of the restructuring actions announced today (estimated at 59 cents per share). On a reported basis and including the estimated restructuring charge, EPS guidance is in the range of 81 cents to 91 cents. Both EPS guidance ranges exclude any potential goodwill writeoff related to the decision to exit the European wheat and barley business.

On an ongoing business basis, roughly 30 percent of the fiscal year earnings are expected in the first half of the year, with 50 percent in the third quarter, and 20 percent in the fourth quarter.

Free cash flow generation for fiscal year 2004 is expected to be in the range of $350 million to $400 million. The company expects net cash provided by operations to be in the range of $540 million to $570 million, and net cash required by investing activities to be in the range of $170 million to $190 million.

2003 Calendar Year Earnings and Free Cash Flow Outlook:

Management intends to report summary earnings and cash flow information for the current calendar year so that the company’s progress toward meeting its original 2003 financial commitments can be tracked. The company intends to announce this 2003 calendar-year information on Feb. 4, 2004.

The 2003 calendar-year guidance remains in the range of $1.30 to $1.40 per share, and excludes the following:

•	A 96-cents-per-share charge associated with Monsanto’s contribution to the settlement of litigation in Anniston, Alabama

•	Restructuring charges estimated at 11 cents per share associated with the strategic actions announced today

•	A 5-cents-per-share charge related to asset retirement obligations

•	A 2-cents-per-share benefit from the reversal of prior restructuring charges

Including these items, the company’s reported 2003 calendar year EPS guidance is expected to be in the range of 20 cents to 30 cents. This guidance excludes any potential goodwill writeoff related to the decision to exit the European wheat and barley business.

Management also reiterated that it expects to generate free cash flow in the 2003 calendar year in the range of $50 million to $100 million. Net cash provided by operations is expected to be in the range of $230 million to $260 million, and net cash required by investing activities is expected to be in the range of $160 million to $180 million.

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Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality.

Cautionary Statements Regarding Forward-Looking Information:

     Certain statements contained in this release, such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, currency impact, business and financial plans and other non-historical facts are “forward-looking statements.” These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: fluctuations in exchange rates and other developments related to foreign currencies and economies; increased generic and branded competition for the company’s Roundup herbicide; the accuracy of the company’s estimates and projections, for example, those with respect to product returns and grower use of our products and related distribution inventory levels; the effect of weather conditions and commodity markets on the agriculture business; the success of the company’s research and development activities and the speed with which regulatory authorizations and product launches may be achieved; domestic and foreign social, legal and political developments, especially those relating to agricultural products developed through biotechnology; the company’s ability to continue to manage its costs; the company’s ability to successfully market new and existing products in new and existing domestic and international markets; the company’s ability to obtain payment for the products that it sells; the company’s ability to achieve and maintain protection for its intellectual property; the effects of the company’s accounting policies and changes in generally accepted accounting principles; the company’s exposure to lawsuits and other liabilities and contingencies, including those related to intellectual property, regulatory compliance (including seed quality), environmental contamination and antitrust; the company’s ability to fund its short-term financing needs; general economic and business conditions; political and economic conditions due to threat of future terrorist activity and related military action; and other risks and factors detailed in the company’s filings with the U.S. Securities and Exchange Commission. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention to revise or update any forward-looking statements or any of the factors that may affect actual results, whether as a result of new information, future events or otherwise.

Notes to editors: Roundup, YieldGard, Roundup Ready and Bollgard are trademarks owned by Monsanto Company and its wholly owned subsidiaries.

References to Roundup products in this release mean Roundup branded and other glyphosate-based herbicides, excluding lawn-and-garden products.

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

	3 Months	3 Months	12 Months	12 Months
Condensed Statement of	Ended	Ended	Ended	Ended
Consolidated Operations	Aug. 31, 2003	Aug. 31, 2002	Aug. 31, 2003	Aug. 31, 2002

Net Sales	$1,307	$1,190	$4,936	$4,940
Cost of Goods Sold	718	646	2,621	2,695

Gross Profit	589	544	2,315	2,245
Operating Expenses:
Selling, General and Administrative Expenses	281	221	1,045	1,057
Bad-Debt Expense	33	173	72	185
Research and Development Expenses	131	134	510	546
Amortization and Adjustments of Goodwill	—	—	—	41
Restructuring Charges — Net	(5)	64	34	132

Total Operating Expenses	440	592	1,661	1,961
Income (Loss) from Operations	149	(48)	654	284
Interest Expense — Net	17	11	69	54
PCB Litigation Settlement Expense	396	—	396	—
Other Expense (Income) — Net	35	(12)	75	147

Income (Loss) Before Taxes and Cumulative Effect of Accounting Change	(299)	(47)	114	83
Income Tax Provision (Benefit)	(111)	(20)	34	17

Income (Loss) Before Cumulative Effect of Accounting Change	(188)	(27)	80	66
Cumulative Effect of Change in Accounting Principle (2,3)	—	—	(12)	(1,822)

Net Income (Loss)	$(188)	$(27)	$68	$(1,756)

EBIT (1,5)	$(282)	$(36)	$183	$137

Basic Earnings (Loss) per Share
Income (Loss) Before Cumulative Effect of Accounting Change	$(0.72)	$(0.10)	$0.31	$0.25
Cumulative Effect of Accounting Change — Net of Tax	—	—	(0.05)	(7.02)

Net Income (Loss)	$(0.72)	$(0.10)	$0.26	$(6.77)

Diluted Earnings (Loss) per Share
Income (Loss) Before Cumulative Effect of Accounting Change	$(0.72)	$(0.10)	$0.31	$0.25
Cumulative Effect of Accounting Change — Net of Tax	—	—	(0.05)	(6.92)

Net Income (Loss)	$(0.72)	$(0.10)	$0.26	$(6.67)

Shares Outstanding:
Basic Shares	262.1	261.3	261.6	259.6
Diluted Shares	264.4	261.8	261.8	263.3

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

Condensed Statement of Consolidated Financial Position	Aug. 31, 2003	Aug. 31, 2002

Assets
Current Assets:
Cash and Cash Equivalents	$281	$137
Short-Term Investments	230	1
Trade Receivables — Net of Allowances of $254 in 2003 and $303 in 2002	2,296	2,451
Inventories	1,230	1,284
Other Current Assets	925	683

Total Current Assets	4,962	4,556

Property, Plant and Equipment — Net	2,280	2,416
Goodwill — Net	768	755
Other Intangible Assets — Net	571	672
Other Assets	880	752

Total Assets	$9,461	$9,151

Liabilities and Shareowners’ Equity
Current Liabilities:
Short-Term Debt	269	771
Accounts Payable	290	291
PCB Litigation Settlement Liability	400	—
Accrued Liabilities	985	648

Total Current Liabilities	1,944	1,710

Long-Term Debt	1,258	1,148
Postretirement and Other Liabilities	1,103	1,035
Shareowners’ Equity	5,156	5,258

Total Liabilities and Shareowners’ Equity	$9,461	$9,151

Debt to Capital Ratio:	23%	27%

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

	12 Months	12 Months
	Ended	Ended
Statement of Consolidated Cash Flows	Aug. 31, 2003	Aug. 31, 2002

Operating Activities:
Net Income (Loss)	$68	$(1,756)
Adjustments to reconcile cash provided (required) by operations:
Items that did not require (provide) cash:
Pretax cumulative effect of change in accounting principle	19	1,984
Depreciation and amortization expense	453	490
Bad-debt expense	72	185
Noncash restructuring	16	155
Deferred income taxes	(54)	(170)
Gain on disposal of investments and property — net	(7)	(62)
Equity affiliate expense — net	41	45
Write-off of retired assets	22	11
PCB litigation settlement — net	105	—
Other items that did not require cash	(36)	—
Changes in assets and liabilities that provided (required) cash:
Trade receivables	286	156
Inventories	93	(7)
Accounts payable and accrued liabilities	188	(153)
Pension contributions	(131)	—
Related-party transactions	10	(90)
Tax benefit on employee stock options	2	11
Deferred revenue on supply agreements	—	48
Net investment hedge loss	(4)	(2)
Other Items	(15)	10

Net Cash Provided by Operations	1,128	855

Cash Flows Provided (Required) by Investing Activities:
Purchases of short-term investments	(480)	—
Maturities of short-term investments	250	—
Technology and other investments	(61)	(98)
Property, plant and equipment purchases	(206)	(257)
Investment and property disposal proceeds	14	70
Loans with related party	1	11

Net Cash Required by Investing Activities	(482)	(274)

Cash Flows Provided (Required) by Financing Activities:
Net change in short-term financing	(540)	(1,017)
Loans from related party	—	(365)
Long-term debt proceeds	267	850
Long-term debt reductions	(110)	(102)
Debt issuance costs	(2)	(10)
Payments on other financing	(13)	(5)
Stock option exercises	24	63
Dividend payments	(128)	(125)

Net Cash Required by Financing Activities	(502)	(711)

Net Increase (Decrease) in Cash and Cash Equivalents	144	(130)
Cash and Cash Equivalents at Beginning of Year	137	267

Cash and Cash Equivalents at End of Year	$281	$137

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

1.	EBIT and Free Cash Flow: As reflected in Monsanto’s Condensed Statement of Consolidated Operations presented in this release, EBIT is earnings (loss) before cumulative effect of accounting change, interest and income taxes. Free cash flow represents the total of cash flows from operations and investing activities, as reflected in Monsanto’s Statement of Consolidated Cash Flows presented in this release. The presentation of EBIT and free cash flow is not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles in the United States.

2.	Adjustment for New Accounting Standard No. 143: On Jan. 1, 2003, Monsanto adopted Standard of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting for and reporting of costs and obligations associated with the retirement of tangible long-lived assets. Upon adopting this standard, Monsanto recorded a pretax cumulative effect of accounting change of $19 million ($12 million aftertax, or $0.05 per share) effective Jan. 1, 2003. In addition to this noncash charge, property, plant and equipment was increased approximately $10 million, and asset retirement obligations were increased approximately $30 million.

3.	Adjustment for New Accounting Standard No. 142: On Jan. 1, 2002, Monsanto adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 changed the accounting for goodwill from an amortization method to an impairment-only method and eliminated goodwill amortization. As a result of the transitional goodwill impairment test completed in 2002, goodwill was reduced by $2 billion and net deferred tax assets increased by $162 million as a result of the related tax effect. This resulted in a net loss and net reduction of $1.8 billion to shareowners’ equity for the year 2002.

4.	Restructuring and Other Special Items: For the three months ended Aug. 31, 2003, Monsanto reversed $8 million pretax ($5 million aftertax) of restructuring charges taken in prior years. The cost to carry out certain actions related to prior restructuring plans was less than originally anticipated. Restructuring items in 2003 and 2002 were primarily associated with the 2000 and 2002 plans related to facility rationalizations and work force reductions.

Income (loss) related to these items were recorded in the Condensed Statement of Consolidated Operations in the following categories:

	3 Months	3 Months	12 Months	12 Months
	Ended	Ended	Ended	Ended
	Aug. 31, 2003	Aug. 31, 2002	Aug. 31, 2003	Aug. 31, 2002

Cost of Goods Sold	$3	$(11)	$(7)	$(83)
Selling, General and Administrative Expenses	—	—	—	(1)
Amortization and Adjustments of Goodwill	—	—	—	(2)
Restructuring Charges — Net	5	(64)	(34)	(132)

Total Before Taxes and Cumulative Effect of Accounting Change	8	(75)	(41)	(218)
Income Tax Provision (Benefit)	(3)	26	15	76

Total Before Cumulative Effect of Accounting Change	$5	$(49)	$(26)	$(142)

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

     The pretax income (loss) components of restructuring and other special items were as follows:

	3 Months	3 Months	12 Months	12 Months
	Ended	Ended	Ended	Ended
	Aug. 31, 2003	Aug. 31, 2002	Aug. 31, 2003	Aug. 31, 2002

Restructuring and Other Special Items
Restructuring Charges	$—	$(41)	$(44)	$(101)
Reversal of Prior Restructuring Charges	8	—	21	8
Write-off of Inventories	—	—	(6)	(34)
Write-off of Property, Plant and Equipment	—	(34)	(12)	(83)
Goodwill	—	—	—	(2)
Other Assets	—	—	—	(5)
Other Intangibles	—	—	—	(1)

Total Pretax Restructuring and Other Special Items	$8	$(75)	$(41)	$(218)

5.	Reconciliation of EBIT(1) to Income (Loss) Before Cumulative Effect of Accounting Change:

	3 Months	3 Months	12 Months	12 Months
	Ended	Ended	Ended	Ended
Total Monsanto Company and Subsidiaries:	Aug. 31, 2003	Aug. 31, 2002	Aug. 31, 2003	Aug. 31, 2002

EBIT — Seeds and Genomics Segment	$(145)	$(328)	$183	$(302)
EBIT — Agricultural Productivity Segment	(137)	292	—	439

EBIT — Total Company	(282)	(36)	$183	137
Interest Expense — Net	17	11	69	54
Income Tax Expense (Benefit)	(111)	(20)	34	17

Income (Loss) Before Cumulative Effect of Accounting Change	$(188)	$(27)	$80	$66

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